UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2004

PRIMA ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-9408	84-1097578
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1099 18th Street, Suite 400
Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 297-2100

No Change
(Former name or former address, if changed since last report.)

ITEM 1.            CHANGES IN CONTROL OF REGISTRANT

On July 23, 2004, Raven Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Petro-Canada (US) Holdings Ltd., a Delaware corporation (“Parent”), announced that it had completed its Tender Offer for Prima Energy Corporation, a Delaware corporation (“Prima” or the “Company”), pursuant to an Agreement and Plan of Merger, dated as of June 9, 2004, by and among Prima, Purchaser, and Parent (the “Merger Agreement”).

Pursuant to the terms of the Merger Agreement, the Purchaser commenced an offer to purchase all of the issued and outstanding shares of Prima’s common stock, par value $0.015 per share (the “Common Stock”), including the associated rights to purchase shares of the Company’s preferred stock, at a purchase price of $39.50 net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 23, 2004, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).  The Offer is described in a Tender Offer Statement on Schedule TO (as amended or supplemented from time to time) filed by Parent, Purchaser and Petro-Canada with the United States Securities and Exchange Commission on June 23, 2004.  The Offer expired at 5:00 p.m., New York City time, on Thursday, July 22, 2004.  Purchaser was advised by Mellon Investor Services, the depositary for the tender offer, that as of 5:00 p.m. on July 22, 2004, 11,750,484 shares were tendered into the Offer and not withdrawn.  In addition, 370,221 shares were tendered into the Offer by receipt of notices of guaranteed delivery.  Together, this represents approximately 93% of all outstanding shares of common stock.  Purchaser and Parent announced on July 23, 2004 that shares validly tendered and not properly withdrawn before the expiration of the Offer had been accepted for purchase at a price of U.S.$39.50 per share in cash and would be purchased promptly.  Purchaser and Parent also announced that all shares represented by notices of guaranteed delivery, which were received by the Purchaser before the expiration of the Offer, would be purchased promptly after the shares were delivered.  The Purchaser further announced that, pursuant to the Merger Agreement, it intended to complete the acquisition of Prima as soon as practicable through a merger in which all shares of common stock not validly tendered into the tender offer would be converted into the right to receive U.S.$39.50 per share in cash.  Under Delaware law, such a merger could be effected without the vote of Prima’s stockholders (other than Purchaser) once Purchaser owns in excess of 90% of the outstanding shares of Common Stock.

The merger of Purchaser with and into the Company became effective on July 28, 2004 upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware on July 28, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMA ENERGY CORPORATION
(Registrant)
Date: July 29, 2004
/s/ Neil L. Stenbuck
Neil L. Stenbuck
Executive Vice President and Chief Financial Officer